Exhibit 99.1

Red Cat Reports Preliminary Record Revenue 16% Above Guidance for Third Quarter of Fiscal 2024 and Increases Guidance for Fourth Quarter 2024

SAN JUAN, Puerto Rico, February 14, 2024 -- Red Cat Holdings, Inc. (Nasdaq: RCAT) ("Red Cat'' or the "Company"), a drone technology company integrating robotic hardware and software for military, government, and commercial operations, reports preliminary record revenue for the third quarter of fiscal 2024 (three months ending January 31, 2024) ahead of its quarterly filing, including:

•	Revenue of approximately $5.8 million for fiscal third quarter of 2024, representing a sequential increase of 49%
•	Current backlog of approximately $5.1M, representing the highest amount in company history
•	Revenue guidance of approximately $7 million in revenue for the fiscal fourth quarter (three months ending April 30, 2024), representing an anticipated 20% sequential increase

“We are pleased to report our third consecutive quarter of significant sequential organic revenue growth,” commented Jeff Thompson, CEO of Red Cat. “We had record shipments of the Teal 2 in the third quarter, as our backlog hit a new company record. We expect fourth quarter to be an exciting and fruitful quarter after the last 12 months of business development in NATO countries and Saudi Arabia.”

“Teal’s autonomous, attritable, and open technology is seeing huge demand in America and around the world,” said George Matus, CTO of Red Cat. “We develop vertically integrated products and scale them through volume production in our brand new factory in Salt Lake City. Red Cat is here to fully support the warfighter and the paradigm shift actively happening toward our technology with programs like SRR, Replicator, and beyond.”

About Red Cat Holdings, Inc.

Red Cat (Nasdaq: RCAT) is a drone technology company integrating robotic hardware and software for military, government, and commercial operations. Red Cat’s solutions are designed to “Dominate the Night™” and include the Teal 2, a small unmanned system offering the highest-resolution thermal imaging in its class. Learn more at www.redcatholdings.com

Forward-Looking Statements

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will," "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Red Cat Holdings, Inc.'s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Red Cat Holdings, Inc. undertakes no duty to update such information except as required under applicable law.

Contacts

NEWS MEDIA:
CORE Public Relations
Phone: (516) 222-2560
Email: media@redcat.red

INVESTORS:
CORE IR
Phone: (516) 222-2560
Email: investors@redcat.red
Website: https://www.redcatholdings.com